Exhibit 99.1

News Release

Magma Realigns Organization for Enhanced Focus on Key Technology Segments and

Improved Financial Profile

Restructuring cuts costs, leverages resources to maximize growth opportunities

SAN JOSE, Calif., Oct. 2, 2008 – Magma Design Automation Inc. (Nasdaq: LAVA), a provider of chip design software, today announced it is restructuring certain aspects of the company’s operations, resulting in reduced costs and focus on key product areas.

On Oct. 1, 2008, company management approved implementation of the next phase of a plan initiated in May 2008 to restructure its operations, a plan that includes reduction of its workforce. The restructuring plan is the result of Magma’s efforts to improve its cost structure, better align its resources with business opportunities and improve operating efficiencies. In connection with this phase of the restructuring, Magma expects to record a one-time charge during the second quarter of fiscal 2009 ranging from $2.5 million to $3.5 million. The majority of these charges will include personnel-related costs, including severance benefits and other costs, and represent cash expenditures expected to be paid during the second quarter of fiscal 2009.

“We updated financial guidance during our August 28, 2008 earnings call that was intended to de-risk our revenue forecast, and the decisions we’re making now are intended to adjust expenses to be consistent with current revenue expectations and to restore profitability on a non-GAAP basis by our fiscal year end,” said Magma President and Chief Operating Officer Roy E. Jewell. “These changes put our focus on product areas that stand to drive our greatest growth.”

About Magma

Magma’s software for designing integrated circuits (ICs) is used to create complex, high-performance chips required in cellular telephones, electronic games, WiFi, MP3 players, DVD/digital video, networking, automotive electronics and other electronic applications. Magma’s EDA software for IC implementation, analysis, physical verification, circuit simulation and characterization is recognized as embodying the best in semiconductor technology, enabling the world’s top chip companies to “Design Ahead of the Curve”™ while reducing design time and costs. Magma is headquartered in San Jose, Calif., with offices around the world. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

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Magma is a registered trademark and “Design Ahead of the Curve” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks or registered trademarks of their respective companies.

Forward-looking Statements:

The statements above regarding the estimated expenses and charges of this phase of the restructuring and their anticipated timing for payment and related activities and the ability to successfully improve operating efficiencies, revenue forecasts, and profitability are forward-looking statements based on current information and expectations and involve a number of risks and uncertainties. A number of factors could cause actual results to differ materially from these statements, including but not limited to larger than projected costs and difficulties in implementing the reduction in operations on the timetable currently contemplated and changes regarding expected forecasts and actual revenues. Magma undertakes no additional obligation to update these forward-looking statements. Please refer to Magma’s filings with the Securities and Exchange Commission, including but not limited to the most recent Form 10-Q for additional factors. These filings can be accessed over the Internet at http://www.sec.gov.

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Contact:

Magma Design Automation Inc.

Monica Marmie

Director, Marketing Communications

(408) 565-7689

mmarmie@magma-da.com